Exhibit 3.1

AMENDMENT NO. 1 TO

THE AMENDED AND RESTATED BYLAWS OF

MEDBOX, INC.

This Amendment No. 1 to the Amended and Restated Bylaws (this “Amendment”) of Medbox, Inc., a Nevada corporation (the “Company”) was unanimously approved and adopted by the Board of Directors of the Company in accordance with Article IX Section 2 of the Amended and Restated Bylaws of the Company dated July 11, 2013 (the “Bylaws”) and is effective as of December 16, 2014 (the “Effective Date”).

1. As of the Effective Date, Article II Section 10 of the Bylaws is hereby deleted and replaced with the following:

“Section 10. NO ACTION BY WRITTEN CONSENT WITHOUT A MEETING. No actions, including without limitation any actions which may be taken at any annual or special meeting of the stockholders, may be taken by written consent of the stockholders without a meeting.”

2. As of the Effective Date, Article IX Section 1 of the Bylaws is hereby deleted and replaced with the following:

“Section 1. AMENDMENT BY STOCKHOLDERS. Except as otherwise provided by law or by the articles of incorporation, new bylaws may be adopted or these bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote. However, new bylaws may not be adopted and these bylaws may not be amended or repealed by the written consent of the stockholders.”

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